Exhibit 21.1

SUBSIDIARIES OF INGLES MARKETS, INCORPORATED

Milkco, Inc., a North Carolina corporation.

Sky King, Inc., a North Carolina corporation.

Ingles Markets Investments, Inc., a Nevada corporation.

Shopping Center Financing, LLC, a Georgia limited liability company.

Shopping Center Financing II, LLC, a Georgia limited liability company.